Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Adolor Corporation	Sam Brown, Inc. (media)
Thomas P. Hess, CPA	Mike Beyer (773) 463-2087
Vice President, Finance and CFO
(484) 595-1500

ADOLOR CORPORATION REPORTS

FIRST QUARTER 2007 FINANCIAL RESULTS

EXTON, PA, May 3, 2007 — Adolor Corporation (Nasdaq: ADLR) today reported financial results for the three months ended March 31, 2007.

For the three months ended March 31, 2007, the company reported a net loss of $13.2 million or $(0.29) per basic and diluted share, compared to a net loss of $17.4 million or $(0.42) per basic and diluted share for the same period in 2006.

Contract revenues for the quarter ended March 31, 2007 were $1.8 million, compared to $2.6 million in the same period of 2006. This decrease was primarily due to a decrease in co-promotion revenues of $0.7 million from our Arixtra® co-promotion agreement with Glaxo, which expired in 2006.

Research and development expenses in the first quarter of 2007 were $11.6 million, compared to $14.6 million for the same period in 2006. This decrease was principally related to decreased expenses relating to our Entererg® (alvimopan) program and sterile lidocaine patch program which was discontinued in 2006. These decreases were partially offset by the increase in expenses related to our Delta program.

Marketing, general and administrative expenses decreased to $5.8 million in the first quarter of 2007 from $7.5 million in the first quarter of 2006, as a result of decreased personnel expenses, including stock-based compensation expenses associated with Statement of Financial Accounting Standards 123R, combined with lower marketing and sales expenses.

As of March 31, 2007, the Company had $169.3 million in cash, cash equivalents and short-term investments.

About Adolor Corporation

Adolor Corporation (Nasdaq: ADLR) is a biopharmaceutical company specializing in the discovery, development and commercialization of novel prescription pain management products. Entereg® (alvimopan) is Adolor’s lead product candidate under development for the management of the gastrointestinal side effects associated with opioid use. Adolor and GlaxoSmithKline (GSK) are collaborating in the worldwide development and commercialization of Entereg® in multiple indications. Adolor also has a number of discovery research programs focused on the identification of novel compounds for the treatment of pain. By applying its knowledge and expertise in pain management, along with ingenuity, Adolor is seeking to make a positive difference for patients, caregivers and the medical community. For more information, visit www.adolor.com.

Arixtra® is a registered trademark of GlaxoSmithKline.

This release, and oral statements made with respect to information contained in this release, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those which express plan, anticipation, intent, contingency, goals, targets or future development and/or otherwise are not statements of historical fact. These statements are based upon management’s current expectations and are subject to risks and uncertainties, known and unknown, which could cause actual results and developments to differ materially from those expressed or implied in such statements. Such known risks and uncertainties relate to, among other factors: the risk that the OBD development program remains on hold indefinitely; the risk that Adolor may not receive regulatory approval of Entereg ® (alvimopan) for POI, OBD, or any other indication; the risk that Adolor may not be able to adequately address the deficiencies in the November 2006 FDA approvable letter; the risk that a risk management plan could materially adversely affect the commercial prospects for Entereg, if regulatory approval is achieved; the risk that Adolor may not obtain FDA approval for Entereg in POI, whether due to Adolor’s inability to provide additional data satisfactory to the FDA to obtain approval for the NDA, the adequacy of the safety and efficacy data from all of the Entereg studies, changing regulatory requirements, the risk that the FDA may not agree with Adolor’s and GSK’s analyses of the Entereg studies (including Study 014) and may evaluate the results of these studies by different methods or conclude that the results from the studies, whether or not statistically significant, do not support safety, efficacy, a favorable risk/benefit profile, or there were human errors in the conduct of the studies, or otherwise; adverse safety findings in any Entereg studies; the risk that regulatory approvals for the use of Entereg in OBD are not achieved; the risk that filing targets for regulatory submissions or user fee goal dates are not met; the risk that the results of other clinical trials of Adolor’s drug product candidates, including Entereg, are not positive; the risk of product liability claims; reliance on third party manufacturers; the costs, delays and uncertainties inherent in scientific research, drug development, clinical trials and the regulatory approval process; Adolor’s history of operating losses since inception and its need for additional funds to operate its business; Adolor’s reliance on its collaborators, including GSK, in connection with the development and commercialization of Entereg; market acceptance of Adolor’s products, if regulatory approval is achieved; competition; and securities litigation.

Further information about these and other relevant risks and uncertainties may be found in Adolor’s Reports on Form 8-K, 10-Q and 10-K filed with the U.S. Securities and Exchange Commission. Adolor urges you to carefully review and consider the disclosures found in its filings which are available in the SEC EDGAR database at http://www.sec.gov and from Adolor at http://www.adolor.com. Given the uncertainties affecting pharmaceutical companies in the development stage, you are cautioned not to place undue reliance on any such forward-looking statements, any of which may turn out to be wrong due to inaccurate assumptions, unknown risks, uncertainties or other factors. Adolor undertakes no obligation to (and expressly disclaims any such obligation to) publicly update or revise the statements made herein or the risk factors that may relate thereto whether as a result of new information, future events, or otherwise.

This press release is available on the website http://www.adolor.com.

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[Financial data table follows]

ADOLOR CORPORATION

STATEMENTS OF OPERATIONS DATA

(Unaudited)

	FOR THE THREE MONTHS ENDED MARCH 31,
	2007	2006
REVENUES
Contract revenues	$1,821,003	$2,568,617
OPERATING EXPENSES
Research and development	11,573,017	14,606,618
Marketing, general and administrative	5,817,302	7,455,342

Total operating expenses	17,390,319	22,061,960

Loss from operations	(15,569,316)	(19,493,343)
Interest income and other, net	2,360,865	2,047,856

Net loss	$(13,208,451)	$(17,445,487)

Basic and diluted net loss per share	$(0.29)	$(0.42)

Shares used in computing basic and diluted net loss per share	45,920,368	41,699,483

BALANCE SHEET DATA

(Unaudited)

	MARCH 31, 2007	DECEMBER 31, 2006
Cash, cash equivalents and short-term investments	$169,276,212	$185,562,009
Working capital	162,315,786	173,130,129
Total assets	181,669,364	200,597,580
Total stockholders’ equity	141,975,847	153,180,628